UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2006

TIDEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17288	75-2193593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Wilcrest Drive, Suite 205, Houston, Texas	77042
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (713) 783-8200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Tidel Technologies, Inc. (“We,” “us” or the “Company”) and our subsidiary, Tidel Engineering, L.P., entered into an asset purchase agreement, dated as of January 12, 2006 (the “Cash Security Asset Purchase Agreement”), with Sentinel Operating, L.P. (“Buyer”) for the sale of substantially all of the assets of our Cash Security business (the “Cash Security Business Sale”) to Buyer.

On January 12, 2006, the Company also entered a stock redemption agreement and an extension and conversion agreement with Laurus and Laurus entered into a voting agreement with Sentinel Technologies, Inc., an affiliate of Buyer.

Pursuant to the terms of the stock redemption agreement, we have agreed, among other things, to repurchase from Laurus, upon the closing of the Cash Security Business Sale, all shares of our common stock held by Laurus. Pursuant to the terms of the stock redemption agreement, Laurus has agreed (i) to the cancellation as of the closing date of the Cash Security Business Sale of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share, and (ii) not to exercise such warrants prior to the earlier to occur of March 31, 2006 and the date on which the Cash Security Asset Purchase Agreement is terminated. We entered into an amendment to the stock redemption agreement as of February 28, 2006, whereby Laurus agreed to extend this March 31, 2006 date to May 31, 2006.

The exercise and conversion agreement provided, among other things, for Laurus to convert $5,400,000 of our indebtedness outstanding on January 12, 2006 that it held into 18,000,000 shares of our common stock. We entered into an amendment to the exercise and conversion agreement as of February 28, 2006 whereby Laurus agreed to extend to (i) April 21, 2006 as the latest date that we could set as the record date for establishing the record holders of our common stock entitled to vote at a special meeting of our stockholders to vote upon the Cash Security Business Sale, (ii) April 21, 2006 as the latest date by which we could mail proxy materials to our stockholders in respect of any such special meeting and (iii) May 31, 2006 as the latest date by which the Cash Security Business Sale must occur.

Laurus’ voting agreement with an affiliate of the Buyer provides, among other things, for Laurus to vote all of the shares of Company common stock that Laurus owns and any shares over which Laurus exercises voting control in favor of the approval and adoption of the Cash Security Asset Purchase Agreement, the Cash Security Business Sale and related transactions and against any competing transactions proposed to the Company’s stockholders. We entered into an amendment to the voting agreement as of February 28, 2006, whereby Laurus agreed to extend until (i) April 21, 2006 as the latest date that we could set as the record date for establishing the record holders of our common stock entitled to vote at a special meeting of our stockholders to vote upon the Cash Security Business Sale and (ii) May 31, 2006 as the date on which Laurus will cease to be bound by its agreements under the voting agreement.

This summary of the terms of the amendment to exercise and conversion agreement, the amendment to stock redemption agreement and the amendment to Laurus voting agreement is qualified in its entirety by reference to the agreements filed as exhibits hereto.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

10.1
Amendment to Exercise and Conversion Agreement, dated as of February 28, 2006, by and between Sentinel Technologies, Inc., Sentinel Operating, L.P., Tidel Technologies, Inc. and Laurus Master Fund, Ltd.

10.2	Amendment to Stock Redemption Agreement, dated as of February 28, 2006, by and between Tidel Technologies, Inc. and Laurus Master Fund, Ltd.

10.3	Amendment to Voting Agreement, dated as of February 28, 2006, by and between Tidel Technologies, Inc., Sentinel Technologies, Inc., Sentinel Operating, L.P. and Laurus Master Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEL TECHNOLOGIES, INC.

Dated: March 6, 2006	By:	/s/ Mark K. Levenick
Name: Mark K. Levenick
Title: Interim Chief Executive Officer